EXHIBIT 23



The Retirement Plans Committee
Thomas & Betts Corporation

We consent to incorporation by reference in the Registration Statement No. 33-56789 of Thomas & Betts Corporation on Form S-8 of our report dated June 26, 1997, relating to the statements of financial condition of Thomas & Betts Corporation Employees' Investment Plan as of December 31, 1997, and 1996 and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 11-K of Thomas & Betts Corporation Employees' Investment Plan.



KPMG PEAT MARWICK LLP

Memphis, Tennessee
June 26, 1998


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